Exhibit 11

	Three months June 30,
	2012	2011
Numerator:
Income from continuing operations	$21,349	$12,035
Income from discontinued operations	8,363	741
Redemption related stock issuance cost	—	(3,616)
Preferred stock dividend	(911)	(2,653)
Redeemable and other noncontrolling interests in income	(105)	(335)

Net income available to common shareholders	$28,696	$6,172

Denominator:
Denominator for basic earnings per share—weighted average shares	76,735	70,025
Dilutive effect of stock based awards	335	260

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion(1)	77,070	70,285

Basic earnings per share from continuing operations	$0.26	$0.08
Basic earnings per share from discontinued operations	0.11	0.01

Basic earnings per share	$0.37	$0.09

Diluted earnings per share from continuing operations	$0.26	$0.08
Diluted earnings per share from discontinued operations	0.11	0.01

Diluted earnings per share	$0.37	$0.09

(1) There are no operating company units outstanding at June 30, 2012. There were 615,000 average anti-dilutive operating company units outstanding for the three months ended June 30, 2011.

	Six Months Ended June 30,
	2012	2011
Numerator:
Income from continuing operations	$40,326	$24,162
Income from discontinued operations	8,510	1,547
Redemption related stock issuance cost	—	(3,616)
Preferred stock dividend	(1,822)	(5,606)
Redeemable and other noncontrolling interests in income	(210)	(671)

Net income available to common shareholders	$46,804	$15,816

Denominator:
Denominator for basic earnings per share—weighted average shares	76,323	67,760
Dilutive effect of stock based awards	377	430

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion(1)	76,700	68,190

Basic earnings per share from continuing operations	$0.50	$0.23
Basic earnings per share from discontinued operations	0.11	0.00

Basic earnings per share	$0.61	$0.23

Diluted earnings per share from continuing operations	$0.50	$0.23
Diluted earnings per share from discontinued operations	0.11	0.00

Diluted earnings per share	$0.61	$0.23

(1)

There are no operating company units outstanding at June 30, 2012. There were 34,000 and 615,000 average anti-dilutive operating company units outstanding for the six months ended June 30, 2012 and 2011, respectively.